EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION OF SERIES
AND DETERMINATION OF RIGHTS AND PREFERENCES
OF
CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A
OF
UNITED FUEL & ENERGY CORPORATION
     United Fuel & Energy Corporation, a Nevada corporation (the “Company”), acting pursuant to Article 78.195 and 78.1955 of the Nevada Revised Statutes, does hereby submit the following Certificate of Amendment to Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series A.
     FIRST: The name of the Company is United Fuel & Energy Corporation.
     SECOND: The series of stock being amended is the Series A Preferred Stock of the Company.
     THIRD: The stockholder approval required by Article 78.1955 of the Nevada Revised Statutes, the Company’s Articles of Incorporation and the Company’s Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series A (the “Certificate of Designation”) has been obtained.
     FOURTH: By resolution adopted by the Board of Directors of the Company on April 28, 2009, the Certificate of Designation is being amended as follows:
1. Section 1 of the Certificate of Designation, which currently reads:
1. Dividends.
The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s common stock (the “Common Stock”) at the rate of 8.0% of the original purchase price of the Series A Preferred Stock per annum, payable at the end of each calendar quarter in arrears within two weeks following such calendar quarter (each, a “Dividend Payment Date”), after which the Series A Preferred Stock will participate on an as-converted basis in any dividends declared and paid on the Common Stock; provided, however, that for the one-year period beginning on the Initial Series A Issuance Date (as hereinafter defined), the Company may, at its discretion, pay the 8% dividend on the Series A Preferred Stock in shares of the Company’s Common Stock, based on the average of the closing price for the 10 trading days immediately prior to the dividend date on which our Common Stock was actually traded (the “Average Closing Price”); provided, however, that prior to any issuance of shares of Common Stock as a dividend payment, the Common Stock shares to be issued shall have been included under an effective registration statement. Should the Company elect to pay the 8% dividend on the Series A Preferred Stock in shares of the Company’s shares of fully registered Common Stock, the Company shall issue to the holders of the Series A Preferred Stock the number of shares of the Company’s shares of fully registered Common Stock into which the dollar amount of the 8% dividend would be convertible at the Average Closing Price. Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of original issue thereof whether or not on any Dividend Payment Date there shall be funds legally available for payment of dividends.
is amended to read as follows:
1. Dividends.
The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s common stock (the “Common Stock”) at the rate of 8.0% of the original purchase price of the Series A Preferred Stock per annum, payable at the end of each calendar quarter in arrears within two weeks following such calendar quarter (each, a “Dividend Payment Date”), after which the Series A Preferred Stock will participate on an as-converted basis in any dividends declared and paid on the Common Stock; provided, however, that with regard to any dividends otherwise payable at the end of the calendar quarters ending June 30, 2009 and September 30, 2009, respectively, the Company may elect to have such dividends accrue but not be payable until two weeks following the calendar quarter ending September 30, 2009; provided, however, that at such time the Company shall do one of the following, in its sole discretion: (i) pay such accrued dividends in cash in accordance with this Section 1; (ii) increase the value of the Series A Preferred Stock by the amount of such accrued dividends (including increasing, for purposes of this Certificate of Designation, the original purchase price per share of Series A Preferred Stock, the amount payable per share of Series A Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, and the $1,000 amount used in calculating the number of shares of Common Stock issuable upon a conversion under Section 4.1 hereof, each by the amount of such accrued dividends attributable to each share of Series A Preferred Stock); or (iii) pay such accrued dividends in shares of the Company’s Series A Preferred Stock. Should the Company elect to pay the accrued dividends in shares of the Company’s Series A Preferred Stock, the Company shall issue to the holders of the Series A Preferred Stock the number of shares of the Company’s Series A Preferred Stock equal to the accrued and unpaid dividends, divided by the original purchase price of the Series A Preferred Stock plus all accrued and unpaid dividends (other than the accrued and unpaid dividends being paid in shares of Series A Preferred Stock). Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of original issue thereof whether or not on any Dividend Payment Date there shall be funds legally available for payment of dividends.
2. Section 4.9(b) of the Certificate of Designation, which currently reads:
          (b) For each subsequent six-month period following the Registration Filing Deadline, Registration Effective Date or Excessive Blackout,

in which the filing of the registration statement, effectiveness of the registration statement or passing of the blackout period, as applicable, continues to exist, the Series A Conversion Price shall be further reduced by an additional $0.25 per share; provided that any adjustment made pursuant to this Section 4.9 shall have the effect of reducing the Series A Conversion Price below $0.75.
     is amended to read as follows:
          (b) For each subsequent six-month period following the Registration Filing Deadline, Registration Effective Date or Excessive Blackout, in which the registration statement is not filed or declared effective or an Excessive Blackout continues to exist, as applicable, the Series A Conversion Price shall be further reduced by an additional $0.25 per share; provided that no adjustment made pursuant to this Section 4.9 shall have the effect of reducing the Series A Conversion Price below $0.75.
3. Section 8 of the Certificate of Designation, which currently reads:
8. Covenants Of The Company. At the Initial Series A Issuance Date and for as long as at least 500 shares of the Series A Preferred Stock remain outstanding, the Company agrees that:
(i) the amount of the Company’s aggregate term debt incurred by the Company shall not exceed $25,000,000 or 3.5 times the amount of Adjusted Trailing Twelve Months of EBITDA, whichever is greater. The term “Adjusted Trailing Twelve Months” shall give pro-forma effect to acquisitions and the term “EBITDA” shall mean the Company’s reported Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization, less the Company’s interest expense on its revolving line of credit, which shall be calculated on a quarterly basis, beginning June 30, 2006;
(ii) the Company’s Board of Directors shall approve all related transactions which would be required to be disclosed pursuant to Item 404 of Regulation S-K;
(iii) the Company will use its commercially reasonable best efforts to become listed as soon as practicable after Closing on any one of the following: the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; and
(iv) the Company agrees to establish an Audit Committee and Compensation Committee as soon as reasonable practicable (as determined by the Board of Directors) after the closing of the offering and to implement and follow applicable corporate governance requirements and procedures under the Sarbanes-Oxley Act.
     is amended to read as follows:

8. Covenants Of The Company. At the Initial Series A Issuance Date and for as long as at least 500 shares of the Series A Preferred Stock remain outstanding, the Company agrees that:
(i) the amount of the Company’s aggregate term debt incurred by the Company shall not exceed $25,000,000 or 3.5 times the amount of Adjusted Trailing Twelve Months of EBITDA, whichever is greater. The term “Adjusted Trailing Twelve Months” shall give pro-forma effect to acquisitions and the term “EBITDA” shall mean the Company’s reported Earnings Before Interest Expense, Income Taxes, Depreciation and Amortization, less the Company’s interest expense on its revolving line of credit, which shall be calculated on a quarterly basis, beginning June 30, 2006;
(ii) the Company’s Board of Directors shall approve all related transactions which would be required to be disclosed pursuant to Item 404 of Regulation S-K;
(iii) upon having the Company’s Common Stock approved for listing on OTCQX, the Company will use its commercially reasonable best efforts to remain listed on OTCQX or a similar trading and quotation platform;
(iv) the Company shall establish an Audit Committee and Compensation Committee as soon as reasonable practicable (as determined by the Board of Directors) after the closing of the offering; and
(v) the Company shall furnish or make available to the holders of Series A Preferred Stock (a) within ninety (90) days after the end of each fiscal year of the Company, an audited consolidated balance sheet as at the close of such year, and audited statements of profit and loss and cash flows of the Company and its subsidiaries for such year, and (b) within forty-five (45) days after the end of each fiscal quarter of the Company, an unaudited consolidated balance sheet as at the end of such period, and unaudited statements of profit and loss and cash flows of the Company and its subsidiaries for such period.
[Signature Page to Follow]

[Signature Page to Certificate of Amendment to
Certificate of Designation for the Series A Preferred Stock]
     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Designation to be executed by its officer thereunto duly authorized this 4th day of May, 2009.

By:	/s/ William C. Bousema
William C. Bousema,
Executive Vice President, Chief Financial Officer and Secretary